Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

John Haudrich, 567-336-2700, O-I Investor Relations

Stephanie Johnston, 567-336-7199, O-I Corporate Communications

OWENS-BROCKWAY GLASS CONTAINER INC. ANNOUNCES PROPOSED PRIVATE OFFERING OF $300 MILLION OF SENIOR NOTES

PERRYSBURG, Ohio (May 7, 2009) – Owens-Brockway Glass Container, Inc., an indirect wholly owned subsidiary of Owens-Illinois, Inc. (NYSE: OI), announced that it intends to offer, subject to market and other conditions, $300 million aggregate principal amount of senior notes due 2016 in a private offering.

Owens-Brockway Glass Container, Inc., intends to use the net proceeds of the offering to fund the repayment or purchase of Owens-Illinois, Inc.’s $250 million of 7½% Senior Debentures due May 15, 2010 and for general corporate purposes.

The senior notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act. Unless so registered, the senior notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.  Prospective purchasers that are qualified institutional buyers are hereby notified that the seller of the senior notes may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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Forward Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act. Forward-looking statements reflect current expectations and projections about future events at the time, and thus involve uncertainty and risk. It is possible that future financial performance may differ from expectations due to a variety of risks and other factors such as those described in Owens- Illinois, Inc.’s, Form 10-K for the year ended December 31, 2008, filed with the U.S. Securities and Exchange Commission on February 17, 2009. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made in light of Owens-Illinois, Inc.’s experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While Owens-Illinois, Inc. continually reviews trends and uncertainties affecting its results of operations and financial condition, Owens-Illinois, Inc. does not intend to update any particular forward-looking statements contained in this news release.

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